EXHIBIT 99.1

FOR IMMEDIATE RELEASE

AEP TEXAS CENTRAL REACHES SETTLEMENT IN SECURITIZATION PROCEEDINGS;
SECURITIZATION BONDS ISSUANCE EXPECTED IN FALL 2006

COLUMBUS, Ohio,  May 22, 2006 - AEP Texas Central Company (TCC), a Texas electric transmission and distribution unit of American Electric Power (NYSE: AEP), today filed a unanimous settlement agreement with the Public Utility Commission of Texas in its securitization financing order proceedings. As part of the settlement, all parties agreed not to appeal the securitization financing order when issued by the PUCT.

“Reaching a settlement proactively resolves any issues that could otherwise result in lengthy appeals of the order and will allow us to move forward as quickly as possible to issue the securitization bonds after we receive the order from the Texas commission,” said Michael G. Morris, AEP’s chairman, president and chief executive officer. “Issuing the bonds as soon as practical after the order benefits all parties and will save our TCC customers significant interest charges on the true-up balance that would otherwise have continued to accrue during any appeals of the order.”

TCC hopes to receive a securitization financing order from the PUCT by the end of June and expects to issue the securitization bonds in fall 2006.

The settlement agreement includes an adjustment in the securitization amount of approximately $84 million from the $1.804 billion requested in TCC’s March 3 securitization filing. This adjustment includes a $77-million reduction in the amount securitized to reflect the settlement of various issues raised by intervenors. The adjustment also includes a $6.3-million reduction in carrying costs to reflect a three-week delay in the securitization proceedings.

The settlement also impacts the upcoming estimated competitive transition charge (CTC) $490-million credit to customers. The accumulated deferred federal income tax (ADFIT) benefit portion of the CTC credit will be reduced by approximately $14 million as a result of the settlement. TCC anticipates filing its CTC filing in the first part of June. The CTC proceedings will determine the timeline and method for refunding the CTC to customers.

If the PUCT accepts the settlement agreement, the commissioners will decide whether the securitization bonds will be issued to recover a net or gross amount of the securitization total. If the PUCT determines that the gross amount of the securitization should be recovered through the bonds, TCC will issue bonds for approximately $1.719 billion and return an estimated $476 million to customers through the CTC. If the PUCT determines that a lower amount of bonds should be issued netting certain CTC amounts, TCC could issue bonds for $1.404 billion ($1.719 billion minus the $315-million ADFIT benefit portion of the CTC) and return approximately $161 million to customers through the CTC.

TCC estimates that the combined effect of the securitization and the CTC credit on its wires charges will be an increase of approximately $3.46 per month for a TCC residential customer using 1,000 kilowatt-hours a month if the bonds are issued to recover the gross amount of the securitization. The increase would impact customers in the month following the issuance of the bonds.

TCC delivers electricity to approximately 680,000 customers in south Texas. TCC and AEP Texas North Company, which delivers electricity to approximately 175,000 customers in central and western Texas, do business as AEP Texas.American Electric Power is one of the largest electric utilities in the United States, delivering electricity to more than 5 million customers in 11 states. AEP ranks among the nation’s largest generators of electricity, owning nearly 36,000 megawatts of generating capacity in the U.S. AEP also owns the nation’s largest electricity transmission system, a nearly 39,000-mile network that includes more 765 kilovolt extra-high voltage transmission lines than all other U.S. transmission systems combined. AEP’s utility units operate as AEP Ohio, AEP Texas, Appalachian Power (in Virginia and West Virginia), AEP Appalachian Power (in Tennessee), Indiana Michigan Power, Kentucky Power, Public Service Company of Oklahoma, and Southwestern Electric Power Company (in Arkansas, Louisiana and east Texas). American Electric Power, based in Columbus, Ohio, is celebrating its 100th anniversary in 2006.

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This report made by AEP and certain of its subsidiaries contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Although AEP and each of its registrant subsidiaries believe that their expectations are based on reasonable assumptions, any such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. Among the factors that could cause actual results to differ materially from those in the forward-looking statements are: electric load and customer growth; weather conditions, including storms; available sources and costs of, and transportation for, fuels and the creditworthiness of fuel suppliers and transporters; availability of generating capacity and the performance of AEP’s generating plants; the ability to recover regulatory assets and stranded costs in connection with deregulation; the ability to recover increases in fuel and other energy costs through regulated or competitive electric rates; new legislation, litigation and government regulation including requirements for reduced emissions of sulfur, nitrogen, mercury, carbon and other substances; timing and resolution of pending and future rate cases, negotiations and other regulatory decisions (including rate or other recovery for new investments, transmission service and environmental compliance);resolution of litigation (including pending Clean Air Act enforcement actions and disputes arising from the bankruptcy of Enron Corp.); AEP's ability to constrain its operation and maintenance costs; AEP's ability to sell assets at acceptable prices and on other acceptable terms, including rights to share in earnings derived from the assets subsequent to their sale; the economic climate and growth in AEP's service territory and changes in market demand and demographic patterns; inflationary trends; AEP's ability to develop and execute a strategy based on a view regarding prices of electricity, natural gas, and other energy-related commodities; changes in the creditworthiness of the counterparties with whom AEP has contractual arrangements, including participants in the energy trading market; changes in the financial markets, particularly those affecting the availability of capital and AEP's ability to refinance existing debt at attractive rates; actions of rating agencies, including changes in the ratings of debt; volatility and changes in markets for electricity, natural gas, and other energy-related commodities; changes in utility regulation, including membership in regional transmission structures; accounting pronouncements periodically issued by accounting standard-setting bodies; the performance of AEP's pension and other postretirement benefit plans; prices for power that AEP generates and sells at wholesale; changes in technology, particularly with respect to new, developing or alternative sources of generation, and other risks and unforeseen events, including wars, the effects of terrorism (including increased security costs), embargoes and other catastrophic events.
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